Exhibit 99.2
TRADING DATA

	Date of Transaction	Number of B Shares Purchased/(Sold)	Number of ADSs Purchased/(Sold)	Daily Weighted Average Price Per Share (U.S.$)***
Name*
Laura Diez Barroso Azcárraga	8/24/2010	230,000		2.92**
Weston Hill Equity Holdings, LP	8/24/2010		70,000	29.17
Weston Hill Equity Holdings, LP	8/25/2010		23,700	29.00
Weston Hill Equity Holdings, LP	8/26/2010		165,000	29.18
Weston Hill Equity Holdings, LP	8/27/2010		38,401	29.07
Weston Hill Equity Holdings, LP	8/30/2010		57,800	28.37
Weston Hill Equity Holdings, LP	8/31/2010		100,000	28.15
Weston Hill Equity Holdings, LP	9/1/2010		50,000	29.21
Weston Hill Equity Holdings, LP	9/2/2010		4,131	29.40
Weston Hill Equity Holdings, LP	9/3/2010		19,300	30.03
Weston Hill Equity Holdings, LP	9/7/2010		9,000	29.95
Weston Hill Equity Holdings, LP	9/15/2010		13,400	31.97
Weston Hill Equity Holdings, LP	10/18/2010		17,570	35.77
Weston Hill Equity Holdings, LP	10/19/2010		33,500	35.49
Weston Hill Equity Holdings, LP	10/20/2010		33,800	36.16
Weston Hill Equity Holdings, LP	10/21/2010		23,500	36.12
Weston Hill Equity Holdings, LP	10/22/2010		50,000	36.02
Weston Hill Equity Holdings, LP	10/25/2010		29,600	36.01
Weston Hill Equity Holdings, LP	10/26/2010		22,530	36.01
*	Transactions effected between August 24, 2010 and September 15, 2010 by Laura Diez Barroso Azcárraga on behalf and for the account of Weston Hill Equity Holdings, LP.
**	Purchases on the Mexican Stock Exchange. Price converted into U.S. dollars using the exchange rate at close, as reported by Bloomberg L.P.
***	Excluding broker commissions.